Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

ACGL - Q4 2005 Arch Capital Group Earnings Conference Call

Event Date/Time: Feb. 14. 2006 / 10:00AM ET

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2006 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Dinos Iordanou

Arch Capital Group - President and CEO

John Vollaro

Arch Capital Group - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Matthew Heimermann

JPMorgan - Analyst

Joshua Shanker

Citigroup - Analyst

Michael Hallett

Endeavor Capital - Analyst

Adam Klauber

Cochran, Caronia - Analyst

Vinay Misquith

Credit Suisse First Boston - Analyst

PRESENTATION

Operator

Ladies and gentlemen, good day and welcome to the fourth-quarter 2005 Arch Capital Group earnings conference call. My name is Megan and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS).

Before the Company gets started with its update, management wants to first remind everyone that certain statements in today’s press release and discussed on this call may constitute forward-looking statements under federal securities laws. These statements are based upon management’s current assessments and assumptions and are subject to a number of risks and uncertainties. Consequently, actual results may differ materially from those expressed or implied.

For more information on the risks and other factors that may affect future performance, investors should review periodic reports that are filed by the Company with the SEC from time to time.

Additionally, certain statements contained in the call that are not based on historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends the forward-looking statements in the call to be subject to the Safe Harbor created thereby.

Management also will make reference to some non-GAAP measures of financial performance. The reconciliation to GAAP and definition of operating income can be found in the Company’s current Report on Form 8-K furnished to the SEC yesterday, which contains the Company’s earnings press release and is available on the Company’s website.

I would now like to turn the presentation over to your hosts for today’s conference, Mr. Dinos Iordanou and John Vollaro.

Dinos Iordanou  - Arch Capital Group - President and CEO

Thank you, Megan. Good morning, everyone, and welcome to our fourth-quarter and year-end end earnings call. 2005 is going to go down in history as a year defined by natural catastrophes. And while Arch did not produce the level of returns that we have set out for ourselves, our performance was satisfactory.

For the year, we increased book value per share by 9% and achieved a 12% return on equity. For the quarter, we earned over 100 million in net income, which translates to an annualized return of equity of more than 20%.

I am going to let John cover the financial details, but as you can see from our release, we were able to generate good income despite total catastrophe losses of over 300 million for the year.

While 2005 was a record-setting year of catastrophe losses for the industry and Arch, it was also a year in which our strategy of disciplined underwriting, product diversification and prudent risk management paid off. From our very beginning, we have built a platform that is diversified between many specialty lines of business that we believe will produce higher economic returns for our shareholders with less volatility than that of our peers.

This strategy is employed in both our businesses, insurance and reinsurance, and provides us the flexibility to avoid dependency on any single area of the business, and it will allow us over time to better manage the insurance cycle.

Also, our spread of risk allows management to reallocate capital amongst various property and casualty lines as the risk/reward framework changes with the market changes. As rates decline in a particular line, you can expect Arch to cut back its appetite in the affected area while seeking opportunities for growth in those lines of business with better risk-adjusted returns.

While our diversified model provides us options, risk management is how we determine where and how much we want to write. At Arch, risk management is integrated into our day-to-day underwriting through price monitoring and capital allocation.

Let me give you one example so you can get the flavor of that approach. A little more than a year ago, after the 2004 storms, our management team got together to review the impact of natural catastrophes and rate trends on our book. We thought that following the numerous hurricanes in the U.S. and Asia, rates would have to increase substantially, particularly in the offshore energy area.

What followed did not meet our expectations. Although rates were moving up, around 15% over the prior year, we did not believe that the market was adequately pricing for cat load and actively chose to reduce our exposures, despite the rate increases.

Katrina, Rita and Wilma demonstrated that we were right, and now we see significant opportunity, not only in the offshore energy markets, but in all cat-related classes. With rates and terms and conditions substantially improving, we will be increasing our participation, both in our insurance and reinsurance businesses.

You probably have noticed that our quarter-over-quarter growth in gross premium written was 14%, far greater than our 9.5% growth for the year. Approximately 100 million or over 60% of the growth is attributed to opportunities emanating from the storm activities.

In all, our disciplined underwriting approach, coupled with a prudent risk management and diversified book of business, allowed us to react and take advantage of market opportunities for the benefit of our shareholders. Being opportunistic is an important fundamental Company-wide strategy that we deploy every day.

One other thing about risk management. As you may recall from previous earnings calls, we have discussed the Board’s and management’s tolerance for catastrophe exposure. Our Board currently limits our exposure to a single catastrophic event that could be expected to occur once in every 250 years to no more than 25% of our shareholders’ equity.

Our catastrophe losses were approximately 13% of June 30 shareholders’ equity, indicating that we were underweight in property catastrophe risk in the year 2005. Much has already been said by others about market conditions in the cat markets, but we are seeing enough opportunities that we will take — that we have taken a few initiatives that are worth touching upon today.

First, Flatiron Re. In December, we announced the formation of a dedicated reinsurance vehicle, Flatiron Re. While sometimes known as sidecar vehicles, Flatiron Re, which is capitalized by independent entities, will assume 45% quota share of certain businesses retained by Arch Reinsurance Ltd. and will collateralize in advance an amount expected to cover ceded losses arising from in excess of two one-in-250-year events. Flatiron is valuable to Arch because it allows us to further participate in greatly improved markets without becoming overweight to the sector or exceeding our own risk appetite.

Now I would to touch upon briefly on current market conditions in our specialty insurance and reinsurance lines. Property and property cat lines are generally meeting our expectations with strong rate growth in cat reinsurance and in the offshore energy lines.

Property per risk covers have also improved, and if we see continued rate improvement throughout the year, we would expect to increase our exposure to this sector. We have seen and continue to see good growth opportunities to increase our line sizes with our existing clients, particularly in the reinsurance group. And we also have added new business.

On the insurance side, E&S property rates are improving substantially and we have a significant presence in this market.

On the short tail lines, not in the cat-affected areas, we are seeing moderate increases, which are in line with our expectations. U.S. casualty and professional liability rates are increasing — are not increasing significantly, but are generally stabilizing. It is a good trend, which is about what we have expected the market to be at. There may be some potential for the hardness in the property cat lines to spill over into the casualty lines, but renewals today demonstrate that it won’t be easy and we haven’t seen that trend yet.

One area that we have found disappointing is European casualty, where rates continue to decline, and we expect to pull back significantly in 2006.

A final note before I turn it over to John to go over our financial performance. We should comment on the 200 million of preferred which we have just issued. We have experienced significant demand to increase our lines in the property catastrophe area, and we believe that the opportunities to write attractively priced business is such that we went to the equity markets to provide permanent capital in a manner that will be most efficient to our common shareholders.

We will also continue to have substantial financial flexibility in our capital structure, which will enable us in the future to take advantage should market opportunities exceed our expectations.

With that, let me turn it over to John to get you over the financials. And then we will come back to take your questions. John?

John Vollaro  - Arch Capital Group - EVP and CFO

Thanks, Dinos. Good morning, everyone. This was certainly an excellent quarter from a financial standpoint as we reported an annualized ROE in the quarter in excess of 23%. As a result of this performance, we were able to finish the year with a return on equity in excess of our cost of capital and significant growth in book value per share, despite the unprecedented level of catastrophic losses that substantially impacted the industry and most of our competitors.

With that said, I will walk you through our financial results. With respect to premium volume, Dinos has already discussed a significant amount of one-off items which increased the of level of premiums written by the reinsurance segment in the 2005 fourth quarter.

Our underwriting results were significantly affected by several noteworthy items. First, on a consolidated basis, our estimated losses from Hurricane Wilma totaled approximately $57 million net of reinsurance and taxes. This amount was slightly lower than the upper end of our previously announced estimate.

The allocation of Wilma losses by segment was basically evenly divided between the reinsurance and insurance groups. In addition, estimated losses related to the various 2005 third-quarter storms were increased by approximately 6% or $16 million.

Secondly, underwriting results in both the 2005 and 2004 quarterly periods benefited from favorable reserve development on prior-year reserves. In the fourth quarter of 2005, we recorded approximately $56 million of estimated favorable development on prior-year reserves, net of related adjustments, in comparison with 26 million reflected in the 2004 quarter.

Approximately 30% of the 2005 favorable development was attributable to short tail lines of business. The balance came from medium and long tail lines. As you may know, we have and we continue to rely heavily on industry information in establishing our loss picks.

In the 2005 fourth quarter, we began to give a relatively small amount of weight to our own experience, mainly in the insurance group. As a result, we reduced our loss picks for some lines, in particular those written on a claims-made basis and for which we now have a reasonable level of credible data.

The last item of note with respect to the fourth-quarter underwriting results were the impact of the one-off items written by the reinsurance group, which I just mentioned, which increased underwriting earnings by approximately $10 million. In addition, better than expected results in our non-cat or attritional losses on our property and marine business also favorably influenced underwriting income.

Turning to net investment income, pretax net investment income in the fourth quarter of this year was 70.1 million or $0.93 per share, which was 54% higher than the comparable 2004 amount and accelerated by 18% on a sequential basis. The substantial increase in investment income on both a quarter-over-quarter and sequential basis was due to both the continuing significant growth in investable assets, as well as to higher yields.

Cash flow from operations remained strong at 346 million for the 2005 fourth quarter, despite the effect of the 2005 storm activity. This brought total cash flow for the year to $1.45 billion. As a result, investable assets increased to approximately $7.1 billion at quarter end and the ratio of investable assets to equity was approximately 2.9 to 1.

The average pretax yield of the fixed income portfolio reported in the fourth quarter was 4%. This represented an increase of 70 basis points over the comparable 2004 level, while on a sequential basis the yield was up by 40 bips. The increase in investment yield on a quarter-over-quarter basis resulted from a higher level of interest rates as the portfolio’s credit quality remained very high at AA+, and we generally continued to avoid other forms of spread risk based on our current view of the risk/reward relationship of these investments.

The increase in yield was achieved despite a reduction in the risk profile of the portfolio as we lowered the duration to 3.3 years from 3.6 years at September 30. The embedded book yield of the portfolio before expenses also rose by a substantial 40 basis points on a sequential basis to 4.2% at year end.

I would like to make one other comment regarding investments. You may have noted we reflected net realized losses of 45.7 million in the quarter, of which about 44% was actually realized in the ordinary course of our total return active management approach to the portfolio.

The balance resulted from a provision for other than temporary impairment of certain fixed income securities. This provision, which had no impact on shareholders’ equity or book value per share, was primarily due to the increase in interest rates over the last several periods.

Under present interpretations of the accounting rules, in an active management approach, even if unrealized losses result solely from interest rate movements, in certain instances, the unrealized losses, which we have already marked to market on the balance sheet, must be reclassified to the income statement.

Ironically, if the bonds remain in the portfolio, the unrealized loss will be added back to net income and reflected as investment income in future periods.

Briefly on our tax rate, the income tax provision applicable to operating income was 10.3% for 2005. As you know, that rate can fluctuate based on the relative mix of earnings from business produced in different jurisdictions. We presently estimate that our annual effective tax rate on operating income for all of 2006 will fall within a range of 6.5% to 9.5%.

In summary, as a result of our operating earnings of $3.84 per share and despite the significant level of cat activity, as well as the effects of higher interest rates on the bond portfolio, book value per share grew 9% during 2005 to $33.82. Total capital employed in the business at December 31 was approximately 2.8 billion, with debt representing only 11% of total capital.

Pro forma for the perpetual preferred that we issued in February of this year, total capital available to support operating activities was just under $3 billion, a $400 million increase from where it was at the end of 2004. As a result, we are very well-positioned both operationally and financially for the improving market environment.

Dinos Iordanou  - Arch Capital Group - President and CEO

Operator, now we are ready to take questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Matthew Heimermann, JPMorgan.

Matthew Heimermann  - JPMorgan - Analyst

I had a couple of questions. First, if I look at what your margins look like, backing out favorable development, as well as the catastrophes, the back half looks significantly better than the first half. And you alluded to some of the non-cat property performance. But I guess I am just trying to get a sense for what the right number is to focus on, because I had 55 in the back half versus low 60s in the first half.

John Vollaro  - Arch Capital Group - EVP and CFO

Well, Matt, one thing, and we’ve discussed this on prior calls, when people do the 55, they are taking the cat losses out, but they are not adjusting for the cat load. So that’s one point that you have to bear in mind. We would estimate across our book, property and marine and aviation, that the cat load is something between 15 and 20 points of earned premium. Or if you looked at it in our book, it is somewhere between 4 and 5 points, depending upon the mix of business.

So you should be thinking about sort of normalized average cats because obviously, this was an extraordinary year. But you could have a year where you are going to get some level. You get no cats, then your analysis make sense.

The second factor, which you are correct on, was we did experience and recorded in the second half of the year better experience on our attritional or non-cat piece of the property business. And what I mean by that — fires, explosions, other things that damage properties.

Now going forward, when you think about that, we can’t forecast this, but property rates are rising substantially. So one of the things we think that that will have an effect on in future periods is it will actually reduce the attritional — expected attritional loss ratio. Whether or not that actually happens will depend on experience. But in thinking about down the line, that’s another factor you should bear in mind.

Dinos Iordanou  - Arch Capital Group - President and CEO

And let me add something, which is a methodology issue, and I think we do it correctly. Other companies might have a different approach to it. You know, quarter by quarter, we maintain the normal cat load into our numbers. And we won — we look at that until the year is out, when we have certain idea as to how many cats we had. So that might have a slight effect in the fourth quarter.

Matthew Heimermann  - JPMorgan - Analyst

Dinos, when you say you maintained the normal cat load, is that allocating the cat load by quarter, i.e., you take it down proportionally as the quarters go on? Or you keep the annual and you roll it forward until you get comfort that you are through?

John Vollaro  - Arch Capital Group - EVP and CFO

There’s two parts to that. And the answer is it does sort of roll down. But it will tend to roll more at the end. When you look and think of cats, there’s sort of what would be thought of as sort of an oxymoron here, but attritional cats, in other words, a level of cat losses that are not going to be the mega-cats that we read about that we just experienced in the third and fourth quarters, but smaller levels of cats that you would expect to occur over your book. You then modify that based on experience as you go through the year. That tends to back-end-load it a little bit.

Dinos Iordanou  - Arch Capital Group - President and CEO

You’ve got three components. You’ve got Midwestern cat, which is tornado or hail-related. You take an approach to that. You’ve got earthquake, which the earth can rumble any day, 365 days. And then you’ve got the wind exposure, which is more in about three, four months. And we take that into consideration — but usually gives you this effect that a bigger adjustment usually happens in the fourth quarter.

John Vollaro  - Arch Capital Group - EVP and CFO

And I would note, other than Wilma, really, it was a very quiet — it’s a big other, obviously — but it was a very quiet cat quarter with the exception of Wilma.

Matthew Heimermann  - JPMorgan - Analyst

And I know this will vary — this question — I know that retentions by insurance and reinsurance are going to vary based on the mix of business, but can you give us a sense, especially with Flatiron in ‘06, what retentions might look like in your various segments?

Dinos Iordanou  - Arch Capital Group - President and CEO

Well, the retentions on the insurance side — it won’t get affected by Flatiron. The only effect you will have on Flatiron, it will be that 55/45 split. So in essence, if you look at our numbers on the reinsurance segment in the past, you’ll see that we kept mostly 100% net our exposure into the reinsurance sector.

Now with Flatiron, and this is going to be new growth opportunities on a gross basis, this is not at the expense of how much we want to retain for our own book, you’ll see that relationship changing. And it will come from the property catastrophe, property excluding property catastrophe, and marine and aviation lines, because most — it’s a special agreement and it has its own terms, but it is in those three categories that you will see the 55/45 split based on our agreements.

And in essence, if you thought of our reinsurance net to gross book being 98% net to 100% gross, that will move down. But we don’t know exactly because we don’t know how much business we’re going to write. So it will depend on the market opportunities.

Matthew Heimermann  - JPMorgan - Analyst

That is fair. My next question was going to be whether or not you had a sense of how much capacity Flatiron was going to use, but can you give us a range, even if you don’t know where within — how much capital at this point they are anticipating?

Dinos Iordanou  - Arch Capital Group - President and CEO

Flatiron has capital of $900 million. Think of it as it has capacity of 900 million, which is — it gives us the upper limit of what we want to cede to it because we don’t want to take the credit risk. Flatiron will cover more than two times year one and two 150-year event, and that will determine how much premium we can cede to Flatiron. And we make those determinations along with them as we underwrite the book.

John Vollaro  - Arch Capital Group - EVP and CFO

Matt, one thing you can think about there is since it’s all volatile business, and it is reasonably — very well-collateralized, obviously, the premium to surplus ratio that they could write if they use all the capital is a fairly low ratio.

Matthew Heimermann  - JPMorgan - Analyst

And then finally, just on the tax rate, I guess I was a little bit surprised it is so low. And I guess — is a lot of that just being driven by changes in business mix, not so much that the premium distribution is changing, just the loss ratio profile?

John Vollaro  - Arch Capital Group - EVP and CFO

No, Matt, what actually is driving it is the level of cat losses. So the 6.5 to 9 is predicated on an average — expected average level of cat losses. Since we write a lot of the cat business in Bermuda, therefore, ironically, in a year of higher cat losses, the tax rate will be higher. In a year of lower cat losses, the tax rate is likely to be at the lower end.

Operator

Joshua Shanker, Citigroup.

Joshua Shanker  - Citigroup - Analyst

I was wondering if you could talk a little bit about the vintage of the favorable development that we have seen in the book?

John Vollaro  - Arch Capital Group - EVP and CFO

Did I hear you right, the vintage?

Joshua Shanker  - Citigroup - Analyst

Yes.

John Vollaro  - Arch Capital Group - EVP and CFO

Basically, we are dealing with essentially the ‘02, ‘03 years, because that’s the only years where we’ve got, as I mentioned in my prepared remarks, where we have at least a reasonable level of credible data to start applying some weight. So it would not have — it didn’t have any impact on ‘04 or ‘05.

Dinos Iordanou  - Arch Capital Group - President and CEO

And is mostly on claims-made books of business.

John Vollaro  - Arch Capital Group - EVP and CFO

Right. On the short tail, there’s some of it — on the short tail, obviously, some of it is ‘02, ‘03, and some of it is ‘04. But on the non — on the medium and the longer tails, it is essentially ‘03 and prior.

Joshua Shanker  - Citigroup - Analyst

And in terms of the way that you manage the development in your book, is long-term favorable development really a fourth-quarter event, or are you looking at marking those books to appropriate levels every quarter?

John Vollaro  - Arch Capital Group - EVP and CFO

Well, we look hard at our reserves each and every single quarter. We not only do it ourselves, but we have outside independent actuaries come in every three months and look at it. Now, in terms of how much additional credible data, it obviously builds as you go through the year. So by the time you get to the fourth quarter of a year, you’ve got more information and better information. So it might be back-ended a little bit that way, but if we continue to get data that supports a change in a pick based on the data again, then that could get implemented when the facts arise.

Dinos Iordanou  - Arch Capital Group - President and CEO

And usually, fourth quarter is a more in-depth — year end is always, with every company, including ours, is a more in-depth review of every segment of our business. But as John said, we do this every quarter. So, if the data supports actions, it will be taken. It doesn’t have to be wait until year end.

Joshua Shanker  - Citigroup - Analyst

Very good. And any comments here in terms of executive protection lines, how you see that market going in 2006?

Dinos Iordanou  - Arch Capital Group - President and CEO

Well, the executive assurance — see, we’ve got four segments in that business. And you’ve got to understand our segments. In the U.S., which we write commercial, we write financial institutions, and we write what we call emerging markets, we have a small book in the U.S. also for not-for-profit institutions.

In Europe, which most of our growth in executive assurance is coming actually out of Europe, we’re writing middle-market non-U.S.-exposed D&O business. When I say non-U.S.-exposed, if companies are listed in the U.S. or they have ADRs in the U.S., they are written out of our facilities in the U.S., not in Europe.

The European initiative is to write indigenous European business. And most of our business is UK, Spain and Italy exposures. And these either are privately held companies and/or publicly traded, but in European bourses, not in the U.S.

So we like what we have seen in January 1 for the D&O market in the U.S. As a matter of fact, our rate has been flat in a mix. The commercial is down a little bit, low single digit. Financial institutions is up. Emerging market is up. And the not-for-profits is going down a bit. When you blend it all together, we actually had a 0.6% rate decrease, which is flat. That was for the January renewals.

In Europe, we are losing some rate, but we still believe that business is adequately priced and is low volatility, low limit kind of business that we like. So that is the factor for us on the D&O.

Operator

Michael Hallett, Endeavor Capital.

Michael Hallett  - Endeavor Capital - Analyst

Firstly, I’d like to commend you guys all on your cycle, catastrophe and capital management in 2005. I think your results are a major point of differentiation between you and your peers.

Secondly, I was hoping you could give us some more color on your reserves. In particular, I would be interested to understand how much of your current reserves are made up of medium and long tail line — the lines you mentioned had 70% of your favorable reserve development?

Dinos Iordanou  - Arch Capital Group - President and CEO

When you look at the reserve account, and this quarter is, because of the storms, some of those ratios have changed a little bit — but predominately, you don’t have much in short tails. Exceptions now because of the storms. But I would say that our reserves would usually run close to high 70s, almost 80% IBNR if you adjust for the storms change. We approximately have $3 billion of IBNR. And then the rest of it is case reserves. Another $1 billion of that is case reserves.

When you look at that, predominately it is all liability. And long tail lines will be about half of that. When I say long tail lines, it is excess liability and casualty and D&O, etc., and then the rest of it we call mid-level liabilities, which is our — some of the E&O book that is low limits that we write 0.5 million, 1 million in limits, that they have a little less duration in liability. Some of the auto lines that we write, etc. — that will be the other half of the book.

These are rough estimates because we are not a big comp writer, so we don’t really have very long tail liabilities. We don’t write much in workers’ compensation. So that will give you a little bit of a picture.

But our approach to reserves — we have these IBNR families, which is life business, and we look at it first about what is the volatility? Are there low limit business? Are claims made or occurrence? And then we make determinations on that basis.

We’re still guided significantly in our reserve evaluations by industry data, too. We’re just now starting to factor some of our own experience into those determinations. And of course, you feel more comfortable doing that if you have a mid-tail kind of a business, that is claims made low limits with low volatility, and that is where we have taken action.

Michael Hallett  - Endeavor Capital - Analyst

Right. So it sounds to me like at least 4 billion of the 5-plus billion of reserves you have is —

Dinos Iordanou  - Arch Capital Group - President and CEO

No, we have 4 billion in reserves.

John Vollaro  - Arch Capital Group - EVP and CFO

No, he’s looking at — you’re looking at it before reinsurance recoverable. Remember, particularly on the longer tail line, we buy reinsurance on a quota share basis. So the net number is closer to 3.9 billion, Michael.

Michael Hallett  - Endeavor Capital - Analyst

3.9 in total?

John Vollaro  - Arch Capital Group - EVP and CFO

Of total net reserves, net of reinsurance recoverable.

Michael Hallett  - Endeavor Capital - Analyst

So even if we are talking 3 billion is in the neighborhood of your mid- and long-tail lines, your reserve development in those areas of, what, a little less than 40 million was less than 1.5% of those reserves, I would be interested in understanding what percentage of your medium- and long-tail reserves have you begun to transition or at least reflect some of your own results in your reserving [multiple speakers]?

John Vollaro  - Arch Capital Group - EVP and CFO

First of all, it is hard to give you a precise number because, remember, we are only — in terms of the years involved, we’re back in the '02, '03 years, so it’s not the entire reserve book that is subject to it yet. I would say probably if you — and I don’t have it here directly, but I would suspect that the medium-tail are 50%, as Dinos said, and that we are focused more on the medium-tail that we did on the long-tail. Certain parts of the long-tail we did a little bit of fine-tuning — not a lot. So the book that we’re looking at is probably more in the 50% range of the reserve picture.

Michael Hallett  - Endeavor Capital - Analyst

Just one other question on another topic. Your net investment income was up huge in the quarter. And I would be interested — it’s now I think close to 50% of your total earnings. I’d be interested in just getting an understanding of the sustainability in light of the different pay trends that you will have next year with the cat loss payments and things. What are your expectations for invested assets and cash flow and —

John Vollaro  - Arch Capital Group - EVP and CFO

Well, since we don’t give guidance, Michael, we cannot give you that. All we can point out is that obviously, cash flow, despite the storms this year, still came in at a very strong number at 1.45 billion. So what you have to factor in next year is a lot of different things, like what’s our growth rate across the board? What happens if cat losses go down? But just working off that number, you can see that we would expect, as the book matures, to continue to pay some of the older losses, so it’s going to get driven by new stuff. But it is still running at a very healthy level. That is number one.

Number two, you have to look at the difference between the reported book yield, because that’s a blend of everything that is in there, and sort of the embedded book yield, which is already 20 bips higher than the reported book yield was in the quarter. So we have 7.1 billion investable assets at 12/31 at a 4.2 rate. You can do the math. And —

Dinos Iordanou  - Arch Capital Group - President and CEO

Last I did it, it was about 300 million. That’s without any new cash flow and no change in the embedded yield.

Operator

Adam Klauber, Cochran, Caronia.

Adam Klauber  - Cochran, Caronia - Analyst

Could you talk about pricing expectations? Could you compare coming out of Monte Carlo compared to sitting here today, how you thought January 1 came out, number one? And number two, what are your expectations sitting here today of the April/June renewal period?

Dinos Iordanou  - Arch Capital Group - President and CEO

Well, coming out of Monte Carlo, what happened in the affected areas, meaning the offshore energy and the cat-affected areas — this is all the way up the coast, the East Coast and the Gulf, including Florida — I think our expectations were met, and in some cases, exceeded.

On the rest of the property business, meaning Midwestern — and we don’t have a huge book. We are more of an E&S book, so we tend to be concentrated more in the cat areas and in the European arena — actually, my expectations were that changes would be a little more dramatic than they have been. They kind of stabilized, and they are getting plus 10, 15, 5% in some areas.

You might say a bit disappointing, but still is a lot better than the direction that it was going, that it was going down 10, 15, 20%. Don’t forget, all that business still has very good underlying fundamentals. The property business has been profitable for most carriers throughout the world, with the exception of the cats, that the market is really adjusting significantly.

Now jumping on some other cat areas — California earthquake, Japanese earthquake — the Japanese earthquake market is not yet coming up for renewal. They’re all coming up, but at April. Indications are that it is going to be a so-and-so season. We don’t have much exposure. We don’t expect to write a lot in that area. And we don’t see signals that the market will adjust. California earthquake has moved up a bit, but not significantly. So that gives you a little bit on the property and property cat area.

On the marine area, especially offshore energy, that exceeded our expectations. First and foremost, the underlying business is improving significantly — 2X to 5X in the Gulf with the change in terms — restriction of the business interruption, a different way that the contracts have been issued.

But more importantly, the terms are even more advantageous if you are a reinsurer. We have contracts in the Gulf of Mexico that the occurrence limit from a storm is at 50% of premium. We have one contract which is at 40% of premium. When you get those opportunities, and with attritional losses, with the kind of increases we’re having going down in the 20s, the attritional losses in the offshore energy area, they were always around 35 to 40%.

Now, when you’re going 2X, 3X attritional losses, they’re going to come down into the high teens, low 20s. In contrast, you have these occurrence caps. You are almost guaranteed to make money after a major storm. It’s only the second storm that it might cause you some losses. We like that business quite a bit. So we are increasing our exposure.

Now let me get on the liability side. My expectation, and I was always thinking as to what happened after Andrew, that if you go and look at the old statistical information after Andrew liability — other liability claims made and other liability occurrence, the loss ratio for that business in '93, '94 and '95, they kind of stabilize. And I was expecting that effect to happen in the marketplace.

Clearly, we have strong indications that the market has leveled off for — you know, a lot of pressure to reduce rates to easing of that pressure. For example, a January 1 casualty book renewal at a minus 2% rate increase — 2% rate decrease. D&O, as I said, it was flat. Professional liability, which is mostly low limits, small exposure base — we write lawyers, accountants, but it is the single practitioners or the two, three working together in an office. That’s our book of business — it is around flat with plus low single digit.

So we are seeing that effect, but it’s nothing to write home about, like there is a major uptick in the liability rates. Having said that, we like the profitability embedded in those numbers. On an absolute basis, yes, you are losing a little bit on trend, but there’s quite a bit of profitability. So we continue to enjoy that.

Where we have seen significant still erosion in prices is on the excess liability for Fortune 1000, Fortune 500 type of accounts and European casualty, as I said. And that is disappointing. But we don’t have a big book of business on that. We do have some exposure in our reinsurance business on the European liability market. But we are reducing that significantly.

I hope that gives you a flavor of where we are.

Operator

(OPERATOR INSTRUCTIONS). [Vinay Misquith], Credit Suisse.

Vinay Misquith  - Credit Suisse First Boston - Analyst

Great job, guys. Looking at your book of business, I understand that you guys are mostly medium- to long-tail lines, mostly on the casualty side versus property lines, which I understand is about 25% of your business. If you were to ballpark the profitability of your book, because I understand that on the liability side, rates are going down or they are flat. And if you have loss cost increases of about 5 to 7%, you would probably have margin erosion on the liability book offset by strong rate increases on the property side. So looking at your book of business overall, would you say that you are about flat in terms of profitability or slightly up or slightly down?

Dinos Iordanou  - Arch Capital Group - President and CEO

Your analysis is correct; your fundamentals are correct. However, let me — you’re trying to get guidance out of me without asking a guidance question. But let me give you the fundamentals under which we operate as a company.

None of our units, independent if it’s short-tail, long-tail or medium-tail business, they are allowed willingly or voluntarily to write it unless we are getting a minimum of 15% ROE. So in the transactions that we have, independent if they’re short-tail, medium-tail or long-tail, the prospect is that we should have an expected return on equity of 15% on allocated capital before we underwrite and write that business.

This is the insurance business. You don’t always achieve what you wish, but you try very hard. So even though you are correct that in the liability lines, probably on an accident year basis, marginally we are going down, because were not getting enough price increases to offset the trends. So in essence, the fundamentals are eroding. And we are going to reflect that into our numbers. On the other hand, there is quite a bit of uptick on the property lines. Of course, as you have pointed, with three quarters liability and one quarter property, so that will have some effect.

So without giving you any more direction, I would think that the accident year for '06 will be slightly worse than the accident year in '05.

John Vollaro  - Arch Capital Group - EVP and CFO

Let me add one thing. And that is exactly right. But we run the Company on a policy-year basis. So we are always looking at expected returns in policy or treaty-year basis. But Dinos is right. You would expect that on an accident year basis. But remember in '06 that you are going to earn — roughly half the business that you write in '06 will be earned in '06. So you won’t see the full impact of that in the year 2006. Some of that will go into the year 2007.

Vinay Misquith  - Credit Suisse First Boston - Analyst

Right. And the second question was for your cat load, I believe you mentioned 4 to 5 points, depending upon the business mix. Would that be only for the insurance book, or would that be for your consolidated book of business?

John Vollaro  - Arch Capital Group - EVP and CFO

That is across the whole book of business.

Vinay Misquith  - Credit Suisse First Boston - Analyst

Okay, so 4 to 5 points of cats, correct?

Dinos Iordanou  - Arch Capital Group - President and CEO

Yes, depending on — we have different views on excess of loss versus quota share, and it depends also on the class on the short-tails. The cat load is somewhere between 15 and 20 points. So unless you have the really mix of business that we have, you cannot estimate that. But if you take 20 or 18 as an average and you say one quarter of the book is property, you get to that 4, 5% number.

Vinay Misquith  - Credit Suisse First Boston - Analyst

That’s great. And in terms of your cat exposure, it appears that in 2005, you guys did a great job of reducing your exposures because of lower rates. It looks like in '06, you want to increase those exposures. How much could we expect in terms of, say, a percentage increase in terms of your exposures? Would your losses in '06 versus '05 be 10% higher? 15, 20% higher? I am just trying to get a sense for —

Dinos Iordanou  - Arch Capital Group - President and CEO

Well, let me go the other way. This way, you understand with what we have made public. We have roughly about 2.5 billion of equity capital and 500 million of hybrid capital. Our limitation is 25% of equity capital. So if you do that — the absolute upper limit of how much in aggregate exposure we want to have on a one-in-250-year event, it will be 25% of 2.5 billion or 600 million.

Management’s appetite is less than that. So I will tell you that probably will be at least 100 million less than that, which is not a significant change from what we had a year ago. A year ago, a self-imposed upper limit was about 300 million. However, that 300 million under the new scenario in the new models, it will be closer to 400 because now everybody is factoring in about 30 to 35% increase by running the same portfolio through the models as they will come up soon. This is an indication we are getting from [Aromez and Aire] that the aggregate exposure calculated is going to be going up for the same exposure, meaning having the same buildings insured.

So, if you can see, without being more specific, yes, our exposure will probably go up, but it is not going to be dramatic. It is going to be in the 25 to 35% range. That does not include the Flatiron Re.

Operator

(OPERATOR INSTRUCTIONS). And with no further questions, I will turn the call over to management for closing remarks.

Dinos Iordanou  - Arch Capital Group - President and CEO

No closing remarks. Thank you, everybody. And we are looking forward to talking to you next quarter. Have a good day.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect. Have a great day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.